Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 10, 2024, except for the effects of the September 2024 reverse stock split described in Note 2, as to which the date is September 6, 2024, with respect to the consolidated financial statements of Bicara Therapeutics Inc., incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

September 13, 2024